As filed with the Securities and Exchange Commission on October 21, 1998.

                                             Registration No. 333-______


                             SECURITIES AND EXCHANGE COMMISSION
                                    WASHINGTON, D.C. 20549

                                               FORM S-8
                             REGISTRATION STATEMENT UNDER THE
                                     SECURITIES ACT OF 1933

                                       AVON PRODUCTS, INC.
               (Exact name of registrant as specified in its charter)

    New York                                            13-0544597
(State or other jurisdiction of                      (I.R.S. Employer
incorporation or organization)                       Identification No.)
                          1345 Avenue of the Americas
                                New York, NY
                                 10105-0196
                       (Address of principal executive offices)

                  AVON PRODUCTS, INC. DEFERRED COMPENSATION PLAN
                           (Full title of the Plan)

                             WARD M. MILLER, JR., Esq.
                              Senior Vice President,
                             General Counsel and Secretary
                                 Avon Products, Inc.
                              1345 Avenue of the Americas
                              New York, NY 10105-0196
                         (Name and address of agent for service)

                                   (212) 282-5000
                            (Telephone number, including Area Code,
                                   of Agent for Service)
                               ---------------------
                             Copies of Communications to:
                            KATHERINE M. KOOPS, Esq.
                            Powell, Goldstein, Frazer & Murphy LLP
                                     Sixteenth Floor
                              191 Peachtree Street, N.E.
                                Atlanta, Georgia  30303
                                  (404) 572-6600
                                -------------------------
                               CALCULATION OF REGISTRATION FEE

Title of Securities Amount        Proposed Maximum    Proposed Maximum
Amount of
to be            to be    Offering Price per   Aggregate Offering  Registration
Registered         Registered     Unit                Price          Fee

Avon Products, Inc. $75,000,000(1)  100%(2)     $75,000,000(2)    $22,125 (2)

(1) The Avon Products, Inc. Deferred Compensation Plan Obligations are unsecured obligations of the Registrant to pay benefits in the future in accordance with the terms of The Avon Products, Inc. Deferred Compensation Plan (the "Plan") for a select group of eligible employees.
(2) Estimated solely for the purpose of determining the registration fee.

                                           PART I

                    INFORMATION REQUIRED IN THE SECTION 10(A)
PROSPECTUS


     The documents containing the information specified in Part I of the Instructions to the Registration Statement on Form S-8 will be sent or given to employees of the Registrant as required by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the
"Securities Act").


                                       I-

                                         PART II


Item 3.  Incorporation of Certain Documents by Reference.

     The following documents previously filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

    (1) Annual Report on Form 10-K for the year ended December 31, 1997 ( Commission File No. 1-04881);

    (2)  Quarterly Report on Form 10-Q for the quarter ended
         March 31, 1998
       (Commission File No. 1-04881);

    (3)  Quarterly Report on Form 10-Q for the quarter ended
         June 30, 1998
       (Commission File No. 1-04881); and

    (4)  Current Report on Form 8-K filed with the Commission on
         March 18, 1998
       (Commission File No. 1-04881).

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date upon which this offering is terminated shall be deemed to be incorporated by reference herein and to be part hereof from the date any such document is filed.

Item 4.  Description of Securities.

     The Deferred Compensation Plan Obligations (the "Obligations") are unsecured general obligations of the Registrant to pay benefits in the future in accordance with the terms of the Registrant's Deferred
Compensation Plan (the "Plan").

     Under the Plan, a participant may elect to defer a portion of his or her compensation otherwise payable to the participant. Deferred amounts will be credited with rates of return selected by the participant, including a Registrant stock fund rate of return, in accordance with investment elections made by a participant.

     Benefits under the Plan are generally payable upon termination of employment, retirement or death. The form of payment will be selected by the participants of the Plan and will be in either a lump sum or annual installments. Benefits will be paid in cash.

     Under the Plan, a participant's right to the Obligations cannot be transferred, assigned, subject to garnishment, attachment or other legal equitable process without the prior written consent of the Company or by operation of law. The Obligations are not convertible into another security of the Registrant. No trustee has been appointed having the authority to take action with respect to the Obligations and each participant will be responsible for acting independently with respect to, among other things, the making of investment elections and giving of notices.

     The Registrant may modify, amend or terminate the Plan at any time. No such modifications or amendment shall have the effect of retroactively changing or depriving any participants of benefits already accrued under the Plan.

     All benefits provided under the Plan will be paid from the general assets of the Registrant and no separate fund has been established to secure payment.

Item 5.  Interests of Named Experts and Counsel.

     Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia, has rendered an opinion regarding the legality of the Obligations registered hereby.

Item 6.  Indemnification of Directors and Officers.

     Article XII of the By-Laws of Avon Products, Inc. provides as follows:

     Section 1.  Indemnification-Third Party and Derivative Actions.
(a) The corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, whether civil or criminal (other than one by or in the right of the corporation to procure a judgment in its favor), including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director, officer or employee of the corporation served in any capacity at the request of the corporation, by reason of the fact that he is or was a director or officer of the corporation, or is or was serving such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, including excise taxes, amounts paid in settlement and expenses, including attorney's fees, incurred in connection with any such action or proceeding, or any appeal therein, provided that no indemnification may be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that (i) his acts were committed in bad faith or were the result of his active or deliberate dishonesty and were material to such action or proceeding or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

(b) The corporation shall indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, or of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and expenses, including attorneys' fees, incurred in connection with such action, or any appeal therein, provided that no indemnification may be made to or on behalf of such person if (i) his acts were committed in bad faith or were the result of his active and deliberate dishonesty and were material to such action or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

     (c) The termination of any civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such person has not met the standard of conduct set forth in this
Section 1.

     Section 2. Payment of Indemnification; Repayment. (a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in
Section 1 of this Article shall be entitled to indemnification as authorized in such Section.

      (b) Any indemnification under Section 1 of this Article, unless ordered by a court, shall be made by the corporation in such manner as provided by law.
                                       II-

     (c)  Expenses incurred by a person referred to in Section 1 of this
Article in defending a civil or criminal action or proceeding shall be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount in case he is ultimately found, in accordance with this Article, not to be entitled to indemnification or, where indemnity is granted, to the extent the expenses so paid exceed the indemnification to which he is entitled.

     (d) Any indemnification of a person under Section 1 of this Article, or advancement of expenses under Section 2(c) of this Article, shall be made promptly, and in any event within 60 days, upon the written request of such person.

     Section 3. Enforcement; Defenses. The right to indemnification or advancement of expenses granted by this Article shall be enforceable by the person in question in any court of competent jurisdiction if the corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days. Such person's expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advancement of expenses under Section 2(c) of this Article where the required undertaking has been received by the corporation) that the claimant has not met the standard of conduct set forth in Section 1 of this Article, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation to have made a determination that indemnification of the claimant is proper, nor the fact that there has been an actual determination by the corporation that indemnification of the claimant is not proper, shall be a defense to the action or create a presumption that the claimant is not entitled to indemnification.

     Section 4.  Survival; Savings Clause; Preservation of Other
Rights. (a) The foregoing indemnification provisions shall be deemed to be a contract between the corporation and each person who serves in such capacity at any time while these provisions as well as the relevant provisions of the New York Business Corporation Law are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a contract right may not be modified retroactively without the consent of such person.

     (b) If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each such person against judgments, fines, amounts paid in settlement and expenses, including attorneys' fees incurred in connection with any actual or threatened action by or in the right of the corporation, or any appeal therein, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and to the full extent permitted by applicable law.

                                       II-

     (c) The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of shareholders or directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee of the corporation and shall inure to the benefit of the heirs, executors and administrators of such a person. The corporation is hereby authorized to provide further indemnification if it deems it advisable by resolution of shareholders or directors, by amendment of these by-laws or by agreement.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

        The following exhibits are filed herewith or incorporated by reference herein:


Exhibit
Number


                                       Description

3(a) Restated Certificate of Incorporation. [Incorporated herein by reference to Exhibit 3.1 to Registrant's
             Quarterly Report on Form 10-Q for the quarter ended
             June 30, 1996 (File No.1-04881).]

3(b)         By-laws, as restated, effective June 6, 1996.
             [Incorporated herein by reference to Exhibit 3.2 to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (File No.1-04881).]

4(a) Restated Certificate of Incorporation, filed as Exhibit 3(a), and By-laws of Registrant, as restated, effective June 6, 1996, filed as Exhibit 3(b), are incorporated herein by reference.

4(b)         Form of Avon Products, Inc. Deferred Compensation Plan.

5            Opinion of Powell, Goldstein, Frazer & Murphy LLP.

23(a) Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibit 5)

23(b)        Consent of PricewaterhouseCoopers L.L.P.

24           Power of Attorney (see signature pages to this Registration
             Statement).



                                       II-

Item 9.  Undertakings.

          The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                 Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                       II-

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction to the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                       II-

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this the 21st day of October, 1998.

                                  AVON PRODUCTS, INC.

                                  By: /s/  Ward M. Miller, Jr.
                                           Ward M. Miller, Jr.
                                           Senior Vice President,
                                           General Counsel and Secretary

                              POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints WARD M. MILLER, JR. as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, could lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

          Signature                                Title


/s/ James E. Preston   Chairman of the Board    Date: October 21, 1998
 James E. Preston        and Chief Executive
                             Officer

/s/ Charles R. Perrin  Vice Chairman of the     Date: October 21, 1998
 Charles R. Perrin        Board and Chief
                          Operating Officer

/s/ Andrea Jung        Director and President    Date: October 21, 1998
 Andrea Jung

/s/ Susan J. Kropf     Director, Executive       Date: October 21, 1998
 Susan J. Kropf	     Vice President and
                       President, North America


                                      II-

/s/ Robert J. Corti   Executive Vice President,  Date: October 21, 1998
 Robert J. Corti      Chief Financial Officer
                      and Controller (principal
                      financial officer and
                      principal accounting officer)

/s/ Brenda C. Barnes     Director           Date:  October 21, 1998
Brenda C. Barnes

/s/ Richard S. Barton    Director           Date: October 21, 1998
Richard S. Barton

/s/ Edward T. Fogarty    Director           Date: October 21, 1998
Edward T. Fogarty

/s/ Stanley C. Gault     Director           Date: October 21, 1998
 Stanley C. Gault

/s/ George V. Grune      Director            Date: October 21, 1998
 George V. Grune

/s/ Charles S. Locke     Director            Date: October 21, 1998
 Charles S. Locke

/s/ Ann S. Moore         Director             Date: October 21, 1998
 Ann S. Moore

/s/ Remedios Diaz Oliver Director             Date: October 21, 1998
 Remedios Diaz Oliver

/s/ Paula Stern	       Director             Date: October 21, 1998
Paula Stern



                                        II-

                                     EXHIBIT INDEX

Exhibit
Number

                                     Description


3(a) Restated Certificate of Incorporation. [Incorporated herein by reference to Exhibit 3.1 to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (File No.1-04881).]


3(b) By-laws, as restated, effective June 6, 1996. [Incorporated herein by reference to Exhibit 3.2 to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (File No.1-04881).]


4(a) Restated Certificate of Incorporation, filed as Exhibit 3(a), and By-laws of Registrant, as restated, effective June 6, 1996, filed as Exhibit 3(b), are incorporated herein by reference.


4(b)    Form of Avon Products, Inc. Deferred Compensation Plan.


5       Opinion of Powell, Goldstein, Frazer & Murphy LLP.


23(a)   Consent of Powell, Goldstein, Frazer & Murphy LLP (included in
        Exhibit 5)


23(b)  Consent of PricewaterhouseCoopers L.L.P.


24     Power of Attorney (see signature page to this Registration
       Statement).

                                                                  II-1